EXHIBIT 99.1

NEAH POWER SYSTEMS ANNOUNCES AGREEMENT TO ACQUIRE
EXIGENT SECURITY PRODUCTS, INC

Companies to Focus on Sensors Related to Homeland Security and Grid-Independent Power

Bothell, WA. – May 11, 2011 – Neah Power Systems, Inc. (OTCQB: NEAH.QB) (“Neah Power”) today announced that it had signed a non-binding letter of intent to acquire privately-held Exigent Security Products, Inc. ESP (www.espsensors.com), which is based in Illinois, markets and develops advanced radiation sensors for use by medical, homeland security, defense and other industries. ESP has also begun introducing its radiation detector products in Japan and other regions where concerns with radiation have risen recently.

ESP has sold product to US government and security agencies, self-storage facilities, and hospitals across the United States. ESP’s radiation detection systems integrate networks of sensors controlled by Web-enabled management and messaging systems.   The companies believe that a business combination will enable them to combine offerings of fuel cell and radiation detector products in order to provide power for remote and continuous sensor applications.   “We believe that a product offering that combines networks of security sensors with reliable, continuous fuel cell power will provide further differentiation to our products and additional opportunities in the market place.” stated Frank O’Connor, CEO of ESP.

"ESP and Neah are dedicated to developing integrated protection systems leveraging both the advanced technology from ESP as well as the award-winning, patented Silicon-based fuel cell systems from Neah Power” said Chris D’Couto, CEO of Neah.

The companies intend to complete due diligence expeditiously and provide periodic updates about the progress of the acquisition and upcoming products and market opportunities.

Company Contact:	Press Contact:

Stephen Wilson	Alan J. Segan
Neah Power Systems	Rubenstein Public Relations
info@neahpower.com	asegan@rubensteinpr.com
425-424-3324	212-843-8064

Frank O’Connor
Exigent Security Products, Inc
foconnor@espsensors.com
224-633-1261

About NEAH Power

NEAH Power Systems, Inc. (NPWZ.OB) is developing long-lasting, efficient and safe power solutions for the military, transportation, and for portable electronics. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes. Neah believes that the technology can also be used for energy storage and generation.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements
Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2010 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.